Exhibit 99

Culp, Inc. Announces Passing of Robert G. Culp, III, Founder and Chairman

HIGH POINT, N.C.--(BUSINESS WIRE)--December 10, 2018--Culp, Inc. (NYSE: CULP) today announced that Robert (Rob) G. Culp, III, died on December 8, 2018, following complications related to leukemia. Culp founded the company in 1972 with his father, Robert G. Culp, Jr. He was named Chief Executive Officer in 1981 and served in that capacity until 2007. He served as Chairman of the Board of Directors since 1990. Under his leadership, the company has become one of the world’s largest marketers of mattress fabrics for bedding and upholstery fabrics for furniture with global operations and approximately 1,400 employees worldwide.

Culp was well respected throughout the home furnishings industry and remained active in trade associations throughout his career. He was also deeply committed to his home community of High Point through various philanthropic efforts along with his service on the downtown advisory board and as a trustee of High Point University. Culp was an avid supporter of his alma mater, the University of North Carolina, where he received his bachelor’s degree in economics. He earned his MBA from the Wharton School of Business at the University of Pennsylvania. Culp served as a member of the board of directors of Old Dominion Freight Line, Leggett & Platt and Slumberland.

Frank Saxon, vice chairman and chief executive officer of Culp, Inc., stated, “We deeply mourn the passing of our beloved friend, colleague, and one of the company’s founders, Rob Culp. He was widely recognized as a visionary and passionate leader who built a company known for innovation and an unwavering commitment to our customers. He carried this same vision with him in all activities with the company, and he inspired everyone around him to strive for the same standards of personal character and work ethic as he did. Rob had valued relationships and deep ties within our industry, and he was highly admired and respected both within our organization and throughout the markets we serve. He will be greatly missed, especially for his sharp wit, generosity and kindness. Inspired by his example, everyone associated with Culp remains committed to Rob’s vision of excellence, and we will continue to honor his memory in the management of Culp in the years to come. As chief operating officer and president of Culp Home Fashions, Iv Culp will play an important role in extending the legacy of his father and grandfather, and I look forward to our continued work together. On behalf of the management team and board of directors, we extend our deepest sympathies to Rob’s wife, Susan, and to Iv and the entire Culp family.”

Culp, Inc. is one of the world's largest marketers of mattress fabrics for bedding and upholstery fabrics for residential and commercial furniture. The company markets a variety of fabrics to its global customer base of leading bedding and furniture companies, including fabrics produced at Culp’s manufacturing facilities and fabrics sourced through other suppliers. Culp has operations located in the United States, Canada, China and Haiti.

CONTACT:
Investor Contact:
Kenneth R. Bowling
Chief Financial Officer
336-881-5630

Media Contact:
Teresa A. Huffman
Vice President, Human Resources
336-889-5161